Delisting Determination, The Nasdaq Stock Market, LLC, September 6, 2024. Presto Automation, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Presto Automation, Inc., effective at the opening of the trading session on September 16, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5450(a)(1) and 5455(a).
The Company was notified of the Staff determination on June 27, 2024.
On July 5, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On August 6, 2024, the Company received an additional delist determination pursuant to Listing Rule 5450(b)(2)(A).
On August 6, 2024, the Company withdrew its appeal. The Company securities were suspended on June 8, 2024. The Staff determination to delist the Company securities became final on June 8, 2024.